Exhibit 10.3

PRESBIA PLC

AMENDMENT NO. 2 TO

PRESBIA PLC INCENTIVE PLAN

The Presbia PLC Incentive Plan (the “Plan”) is hereby amended by the Board of Directors, subject to approval of shareholders of Presbia PLC, as follows:

1. Section 3.2 of the Plan is hereby amended to increase the total number of Ordinary Shares available for issuance under the Plan by 300,000 shares, such that Section 3.2 of the Plan, as so amended, shall read in its entirety as follows:

3.2 Shares Reserved Under Plan.  Subject to adjustment as provided in Section 9.3, the total number of Ordinary Shares which may be issued pursuant to Awards granted under the Plan shall not exceed 2,500,000 shares (all of which may be issued pursuant to the exercise of Incentive Stock Options). Such shares may be authorized but unissued Ordinary Shares or, to the extent permitted by applicable law, authorized and issued Ordinary Shares held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any share certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Ordinary Shares or Ordinary Shares are withheld from any Award (other than restricted shares) to satisfy a Grantee’s tax withholding obligations, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares withheld shall again become available for transfer pursuant to Awards granted or to be granted under this Plan. Any Ordinary Shares delivered by the Company, any Ordinary Shares with respect to which Awards are made by the Company and any Ordinary Shares with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan. Notwithstanding the foregoing, in the case of the cancellation or forfeiture of Restricted Shares or other Awards with respect to which dividends have been paid or accrued, the number of shares with respect to such Restricted Shares or other Awards shall not be available for subsequent grants hereunder unless, in the case of shares with respect to which dividends were accrued by unpaid, such dividends are also canceled or forfeited. Subject to adjustment as provided in Section 9.3, no Employee may be granted Options or share appreciation rights in any one fiscal year of the Company with respect to more than 400,000 Ordinary Shares each.

ADOPTED BY BOARD OF DIRECTORS: July 18, 2018

ADOPTED BY SHAREHOLDERS: August 30, 2018